Exhibit 99.1
DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628
www.dorbiopharma.com

DOR BioPharma Reports Year-End 2007 Financial Results

EWING, NJ – March 27, 2008 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) today announced its financial results for 2007.

Revenues for 2007 were approximately $1.3 million compared to $2.3 million in 2006.  The decrease was primarily attributed to accelerated National Institute of Allergy and Infectious Diseases (NIAID) grant milestone revenues that were reached and recorded in 2006.  The revenue for 2007 resulted from a second NIAID grant that was received for RiVaxTM in September 2006 for $5.2 million, a NIAID Small Business Innovation Research (SBIR) grant for BT-VACCTM that was received in September 2006 for $0.5 million, as well as the original $6.5 million NIAID grant award dated September 2004 for RiVaxTM.

The Company’s net loss for 2007 was approximately $6.2 million, or $0.07 per share, compared to $8.2 million, or $0.13 per share, for 2006. This decrease in the net loss is primarily attributed to higher costs in 2006 associated with regulatory and consultant expenses in connection with the preparation and filing of the New Drug Application (NDA) filing for orBec® (oral beclomethasone dipropionate) in the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), the in-process research and development expense of $1.0 million for acquiring all of the outstanding common stock of Enteron that the Company did not already own, and an impairment expense for intangibles of $800,000.

Research and development expenses in 2007 were approximately $3.1 million, compared with $3.6 million for 2006.  R&D expenses in 2007 were primarily focused on the regulatory review of the orBec® NDA.  General and administrative expenses for 2007 were approximately $2.9 million, compared with $2.6 million for 2006. The increase was primarily due to a $300,000 non-cash charge as a result of stock issuances to vendors, as well as increased expenses for public and investor relations of approximately $200,000.

“Despite not getting FDA approval for orBec® in GI GVHD last year, we strongly believe that orBec® has already demonstrated compelling pharmacology in two randomized, double-blinded, placebo-controlled clinical trials,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “The FDA has requested a confirmatory Phase 3 clinical trial of orBec® and we are working with the agency to implement this study as soon as possible.  We are also optimistic about the prospects for orBec® in its Phase 2 clinical trial for the prevention of acute GVHD, as well as for its other potential applications in chronic GVHD and radiation enteritis.  Furthermore, we are continuing to actively pursue all avenues of business development, including potential orBec® licensing deals and M&A alternatives.”

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of bone marrow transplantation. DOR filed a New Drug Application for orBec® with the FDA for the treatment of acute GI GVHD and received a not approvable letter in which the FDA has requested data from a confirmatory Phase 3 clinical trial to demonstrate the safety and efficacy of orBec®. A Marketing Authorization Application with the European Medicines Evaluation Agency has also been validated and is under review.  orBec® is currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. DOR has initiated a development program with its Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis, as well as a development program with its oral azathioprine technology for the treatment of oral GVHD.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com

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